                                                                   Exhibit 99.1

          PRIMUS GUARANTY REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

Hamilton, Bermuda - August 8, 2005 - Primus Guaranty, Ltd. ("Primus Guaranty")
(NYSE: PRS), a leading provider of credit protection, announced today a GAAP net loss of $9.2 million, or $0.21 per diluted share for its second quarter 2005, compared with net income of $0.2 million, or $0.01 per diluted share for the second quarter of 2004. The quarterly GAAP net results for 2005 and 2004 included declines in the fair value of the credit swap portfolio of $14.0 million and $5.6 million respectively for the periods. The company reported second quarter 2005 Economic Results of $6.3 million, or $0.14 per diluted share, compared with $6.0 million, or $0.17 per diluted share, for the same period last year. A comprehensive reconciliation from GAAP results to Economic
Results is provided on the last page of this release.

Commenting on the second quarter 2005, Primus Guaranty Chief Executive Officer,
Thomas W. Jasper, noted "As a result of the volatility in credit spreads in the second quarter, we had an opportunity to grow our core portfolio of single name credit swaps sold by a net $1.4 billion to $12.2 billion at the end of the second quarter. This growth was achieved in a more favorable premium environment than we have seen recently. The new credit swaps added this quarter have the potential to generate approximately $50 million in future gross premiums. We did face some challenges during the quarter. Our credit mitigation expense of $2.9 million was higher than we have seen in recent quarters, as we proactively terminated a number of positions in order to mitigate our credit exposure to certain reference entities, primarily the subjects of possible or announced leveraged buyouts. The decline in the value of the Euro during the quarter also resulted in revaluation losses of $955 thousand. These challenges were offset to some extent by continuing discipline over operating expenses."

RESULTS FOR QUARTER ENDED JUNE 30, 2005

The GAAP net loss for the quarter ended June 30, 2005 was $9.2 million compared with net income of $0.2 million in the corresponding quarter of 2004; a decrease of $9.4 million. Total revenues for the quarter ended June 30, 2005 were a negative $1.6 million, compared with total revenues of a positive $6.7 million in the same quarter in 2004. Total expenses, including financing costs, in the second quarter of 2005 were $7.6 million, $1.2 million higher than the $6.4 million from the same period of 2004. Details of the changes in revenues and expenses are provided below.

Net credit swap revenue, which comprises net premiums earned, as well as realized and unrealized gains and losses on the swap portfolio, was a negative
$3.6 million in the second quarter of 2005, compared with a positive $5.9 million for the same period in 2004. The decline is almost entirely attributable to increased unrealized mark-to-market losses on the portfolio of credit swaps sold. The unrealized mark-to-market loss was $14.3 million in the second quarter
2005 compared with a loss of $5.3 million in the same period of 2004. The reason for the increase in unrealized mark-to-market losses was the general widening of market credit swap premiums relative to the end of the first quarter 2005, coupled with mark-to-market losses on certain reference entities which were affected by credit downgrades or became the subjects of leveraged buy-outs during the quarter.

Premiums earned on credit swaps sold-single name increased 22.1% to $12.7 million in the second quarter of 2005 from $10.4 million for the same period in
2004. The increase was primarily driven by the growth in the credit swap sold-single name portfolio during 2004 and the first half of 2005. The outstanding notional principal on the Company's portfolio of credit swaps sold-single name was $12.2 billion at June 30, 2005, compared with $8.6 billion at June 30, 2004. Premiums earned on tranches sold were $96 thousand for the second quarter 2005. There was no tranche income in 2004, as the tranche business commenced in April 2005. Premium expense on credit swaps purchased as short-term investments was $329 thousand in the second

quarter of 2005, an increase of $203 thousand from the second quarter of 2004.
The increase in premium expense on credit swaps purchased was mainly due to increased size of notional principal of credit swaps purchased. The outstanding notional principal on the Company's portfolio of credit swaps purchased as short-term investments was $390 million at June 30, 2005, compared with $217 million at June 30, 2004.

Realized gains on the portfolio of credit swaps sold were $470 thousand in the second quarter of 2005, compared with realized gains of $936 thousand in the second quarter of 2004. Net realized gains on the portfolio of credit swaps purchased for short-term investment purposes were $612 thousand for the second quarter of 2005 compared with $272 thousand in the same period of 2004.

Realized losses on the portfolio of credit swaps sold were $3 million in the second quarter 2005, compared with realized losses of $1 thousand for the same period of last year. Of the $3 million of realized losses in the second quarter of 2005, $2.9 million was attributable to our decision to mitigate our credit exposure through the early termination of credit swaps sold.

Unrealized mark-to-market losses on the portfolio of credit swaps sold were
$14.3 million in the second quarter of 2005, compared with unrealized mark-to-market losses of $5.3 million in the corresponding quarter of 2004. In both quarters, there were general increases in market premium levels, creating mark-to-market losses. In addition, the impact of the movement in premiums was compounded by the increased size of the portfolio in 2005; and the mark-to-market losses on specific reference entities that were subject to credit downgrades or became the subjects of leveraged buy-outs. Increased market credit swap premiums had the effect of creating mark-to-market gains in the portfolio of credit swaps purchased as short-term investments. This portfolio showed an unrealized mark-to-market gain of $219 thousand in the second quarter of 2005, compared with a $313 thousand loss for the same period of 2004.

Interest income for the second quarter of 2005 was $2.8 million, compared with
$716 thousand for the same quarter in 2004. Interest income for the second quarter 2005 has been adjusted to reflect a reduction of interest income attributable to the fourth quarter of 2004 (in the amount of $126 thousand) and the first quarter of 2005 (in the amount of $466 thousand), as the amortization of purchased premium on certain investment securities was not charged against interest income for such periods. The unrecorded amortization was not material to net income (loss) in either of the previous periods.

The increase in interest income in the second quarter of 2005 relative to the same period in 2004 was due to an increase in our average invested balances and higher investment yields. Average balances were $485.4 million for the second quarter of 2005, compared with $270.1 million in the same quarter of 2004. The increase was attributable to the IPO proceeds of approximately $110.7 million and proceeds from the issuance by Primus Financial Products, LLC of $75.0 million of subordinated deferrable interest notes in July 2004, together with the retention of cash earnings. The average investment yield increased to 2.79%
(excluding the adjustment of $592 thousand) in the second quarter of 2005, up
173 basis points from an average of 1.06% in the second quarter of 2004. The increase in yield was primarily due to increases in short-term market interest rates.

Credit swap asset management fees for the second quarter of 2005 were $49 thousand. There were no such fees in the second quarter of 2004, as the asset management initiative was launched in the third quarter of 2004. Asset management fees are earned ratably over the life of the contract, which is generally 5 years, and an additional contingent fee would be received at the end of the contract if certain pre-agreed success conditions are met.

Foreign exchange revaluation generated a loss of $955 thousand in the second quarter of 2005, compared to a loss of $33 thousand in the same quarter of 2004.
The increased loss is due to both an increased pool of euro denominated holdings and a strengthening dollar.

Total operating expenses, excluding financing costs, were $6.0 million for the second quarter of 2005, compared with $5.8 million in the second quarter of
2004.

Compensation expenses were $3.4 million in the second quarter of 2005, compared with $3.9 million in the same period of 2004. The decrease in the compensation expense was attributable to an adjusted bonus pool as a result of slower than expected growth in certain businesses, such as the tranches sold and asset management, which was a result of unfavorable short-term market conditions.
Other operating expenses for the second quarter of 2005 were similar to the expenses in the same quarter of 2004, with the exception of professional and legal fees, which increased from $363 thousand to $796 thousand, primarily due to additional expenses as a result of being a public company.

Financing costs, comprising distributions on preferred shares and interest expense, were $1.6 million in the second quarter of 2005, compared with $605 thousand in the second quarter of 2004. The increase in financing costs was primarily attributable to the interest expense associated with the issuance of
$75 million of subordinated deferrable interest notes in July 2004, coupled with an increase in distributions on preferred shares, compared with the same period in 2004.

BALANCE SHEET

At June 30, 2005, total assets were $521.4 million, a decrease of 3.9% from total assets of $542.7 million at December 31, 2004. This decrease was due primarily to the decrease in the unrealized gain on credit swaps, which resulted from the widening of credit swap premiums in the first half of 2005. At June 30,
2005, shareholders' equity was $337.3 million, a 6.6% decrease from shareholders' equity of $361.0 million at December 31, 2004. The decrease in shareholders' equity was a direct result of the GAAP net loss for the six months ended June 30, 2005.

The total cash, cash equivalents and available for sale investments at June 30,
2005 were $487.5 million, of which $426.4 million resides in the principal operating subsidiary of Primus Financial Products, LLC.

CREDIT SWAP PORTFOLIOS

At June 30, 2005, our portfolio of credit swaps sold-single name totaled $12.2 billion, up 16.2% from our portfolio of credit swaps sold-single name of $10.5 billion at December 31, 2004. The credit swap sold-single name portfolio's weighted average credit ratings at June 30, 2005 were A/A3, the same as at
December 31, 2004. There were 531 reference entities in the portfolio at June
30, 2005 compared with 476 reference entities at December 31, 2004.

The second quarter 2005 new deal transaction volume for credit swaps sold-single name was $2.2 billion, with a weighted average premium of 43 basis points, at an average rating of A/A3, and an average original tenor of 5.21 years. The average original premium on the $12.2 billion portfolio of credit swaps sold-single name at June 30, 2005 was 44 basis points.

As of June 30, 2005, there have been no credit events on our credit swap portfolio.

The notional of tranches sold was $50 million at June 30, 2005, with an average rating of AA/Aa2. There was no corresponding position in 2004, as the business commenced in April of 2005.

The portfolio of credit swaps purchased as short-term investments was $390 million at June 30, 2005, compared with a balance of $468 million at December
31, 2004.

REGULATION G DISCLOSURE-OTHER PERFORMANCE DATA (ECONOMIC RESULTS)

In managing our business and assessing its growth and profitability from a strategic and financial planning perspective, we believe it is appropriate to consider both our United States GAAP financial results as well as the impact on those results of fair value accounting and the termination of credit swaps.
Therefore, we evaluate what our Economic Results would have been if we excluded from revenue the amounts of any unrealized gains and losses on our portfolio of credit swaps sold, and any realized gains from terminations of credit swaps sold prior to maturity, although we amortize those gains over the remaining original lives of the terminated contracts.

During the second quarter of 2005, unrealized losses on the portfolio of credit swaps sold were $14.3 million. Realized gains on the portfolio of credit swaps sold were $470 thousand and the amortization of previously realized gains was
$1.7 million. For the second quarter of 2004, unrealized losses on the portfolio of credit swaps sold were $5.3 million. Realized gains on the portfolio of credit swaps sold were $936 thousand and the amortization of previously realized gains was $1.5 million

Please refer to the last page of this press release for full disclosure of the reconciliation from GAAP results to Economic Results.

EARNINGS CONFERENCE CALL

Primus Guaranty will host a conference call Monday, August 8, 2005, at 11:00 AM
(ET) with access available via Internet and telephone. To access the live conference call, dial (800) 599-9829 (toll-free domestic) or (617) 847-8703
(international). The access code is 65871302. Please call to register at least
10 minutes before the conference call begins. A replay of the call will be available for three weeks via telephone starting at approximately 1:00 PM (ET)
on Monday, August 8, 2005, and can be accessed at (888) 286-8010 (toll-free domestic) or (617) 801-6888 (international). The access code is 73446431. The webcast will be live as well as archived for one quarter on Primus Guaranty's website: www.primusguaranty.com. To access the webcast, refer to the investor relations section of the website, and click on webcast icon in center of page.

Supplemental financial information, including additional portfolio and historical data, will be available on Primus Guaranty, Ltd.'s website under
"Investor Relations-Webcasts" or by clicking on
http://phx.corporate-ir.net/phoenix.zhtml?c=179637&p=irol-presentations.

ABOUT PRIMUS GUARANTY

Primus Guaranty, Ltd., through its principal operating subsidiary, Primus
Financial Products, LLC, offers protection against the risk of default on investment grade credit obligations. Primus Financial assumes these risks through the sale of credit default swaps to dealers, banks and portfolio managers. As a swap counterparty, Primus Financial is rated Aaa by Moody's
Investor Service, Inc. and AAA by Standard & Poor's Rating Services. Another
subsidiary of Primus Guaranty, Primus Asset Management, Inc., manages the credit swap portfolios of Primus Financial and third parties.

The company is traded on the New York Stock Exchange under the symbol PRS.
Primus Guaranty is a Bermuda company, with the operations of its principal subsidiaries, Primus Financial Products and Primus Asset Management,
headquartered in New York City.

SAFE HARBOR STATEMENT

Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the
Private Securities Litigation Reform Act of 1995. For a discussion of the factors that could affect our actual results please refer to the risk factors identified from time to time in our SEC reports, including, but not limited to, our 10-Q, as filed with the SEC.

                              PRIMUS GUARANTY, LTD.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                   (dollars in 000s except per share amounts)



                                                                              JUNE 30,        DECEMBER 31,
                                                                                2005              2004
                                                                           ----------------  ---------------
                                                                             (unaudited)
ASSETS

Cash and cash equivalents...............................................    $  200,852        $  320,989
Available-for-sale investments..........................................       286,657           161,101
Accrued interest receivable.............................................         4,934             1,381
Accrued premiums on credit swaps........................................         3,287             3,349
Premiums receivable on credit swaps.....................................           169               197
Premiums receivable on financial guarantees.............................           500               800
Asset management fee receivable.........................................            39                15
Prepaid expenses........................................................           581               868
Unrealized gain on credit swaps, at fair value..........................        17,531            46,517
Fixed assets, less accumulated depreciation of $626 in 2005 and $493 in
   2004.................................................................         1,690             1,800
Internal use software costs, less accumulated amortization of $6,800 in
   2005 and $5,893 in 2004..............................................         3,722             4,297
Income tax receivable...................................................           279               279
Debt issuance costs.....................................................         1,133             1,125
                                                                           ----------------  --------------
     Total assets.......................................................    $  521,374        $  542,718
                                                                           ================  ==============

LIABILITIES, PREFERRED SECURITIES OF SUBSIDIARY AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses...................................    $    1,365        $      904
Compensation accrual....................................................         2,617             5,317
Brokerage fees payable..................................................            37                14
Taxes payable...........................................................           184                12
Interest payable........................................................           359               364
Long-term debt..........................................................        75,000            75,000
Unrealized loss on credit swaps, at fair value..........................         4,844               259
Deferred rent payable...................................................           446               455
Deferred financial guarantee premiums...................................           607               806
Deferred credit swap premiums...........................................            57                69
                                                                           ----------------  --------------
     Total liabilities..................................................        85,516            83,200

Preferred securities of subsidiary......................................        98,521            98,521

Shareholders' equity:
   Common stock, $0.08 par value, 62,500,000 shares authorized, 43,120,064 and
     42,780,033 shares issued and outstanding at June
     30, 2005 and December 31, 2004, respectively.......................         3,675             3,535
   Additional paid-in-capital...........................................       264,089           264,860
   Warrants.............................................................           612               612
   Accumulated other comprehensive income...............................             5                 -
   Retained earnings ...................................................        68,956            91,990
                                                                           ----------------  --------------
Total shareholders' equity..............................................       337,337           360,997
                                                                           ----------------  --------------
Total liabilities, preferred securities of subsidiary and shareholders'     $  521,374        $  542,718
   equity...............................................................
                                                                           ================  ==============


                              PRIMUS GUARANTY, LTD.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   (amounts in 000s except per share amounts)



                                                           THREE MONTHS ENDED            SIX MONTHS ENDED
                                                                JUNE 30,                     JUNE 30,
                                                      ----------------------------- ---------------------------
(unaudited)                                               2005           2004          2005          2004
                                                      -------------  -------------- ------------ --------------
REVENUES

Net credit swap revenue........................       $  (3,579)     $   5,865    $  (11,777)    $   2,835
Premiums earned on financial guarantees.......               100            97            199          196
Investment portfolio realized gains...........                23             -             23            -
Interest income...............................             2,793           716          6,486        1,368
Rental income.................................                 -            13              -           40
Asset management fees.........................                49             -             91            -
Foreign currency revaluation..................             (955)          (33)        (1,519)        (106)
                                                      -------------  ------------ -------------- ------------
Total net revenues............................           (1,569)         6,658        (6,497)        4,333
                                                      -------------  ------------ -------------- ------------

EXPENSES
Employee compensation and benefits............             3,406         3,861          8,602        7,284
Professional and legal fees...................               796           363          1,750          778
Fixed asset depreciation and amortization.....               525           485          1,041          959
Technology and data...........................               398           364            715          671
Rent..........................................               186           184            376          357
Bank and investment management fees...........               278            79            457          163
Rating agency fees............................                84            75            155          138
Brokerage expense.............................                56           146             89          364
Interest expense..............................               497             -            991            -
Other.........................................               249           277            541          443
                                                      -------------  ------------ -------------- ------------
Total expenses................................             6,475         5,834         14,717       11,157
Distributions on preferred securities of
   subsidiary.................................           (1,127)         (605)        (1,775)      (1,147)
                                                      -------------  ------------ -------------- ------------
Income/ (Loss) before provision for income taxes         (9,171)           219       (22,989)      (7,971)
Provision for income taxes....................               (9)          (45)           (45)        (117)
                                                      -------------  ------------ -------------- ------------
NET INCOME/ (LOSS) AVAILABLE TO COMMON SHARES.        $  (9,180)     $     174    $  (23,034)    $ (8,088)
                                                      =============  ============ ============== ============

Earnings/ (loss) per common share:
Basic.........................................        $   (0.21)     $    0.05    $    (0.53)    $  (2.41)
Diluted.......................................        $   (0.21)     $    0.01    $    (0.53)    $  (2.41)
Average common shares outstanding:
Basic.........................................            43,108         3,527         43,160        3,353
Diluted.......................................            43,108        34,768         43,160        3,353



PRIMUS GUARANTY, LTD.

REGULATION G DISCLOSURE

ECONOMIC RESULTS

JUNE 30, 2005

(DOLLARS IN 000'S)

IN MANAGING OUR BUSINESS AND ASSESSING ITS GROWTH AND PROFITABILITY FROM A
STRATEGIC AND FINANCIAL PLANNING PERSPECTIVE, WE BELIEVE IT IS APPROPRIATE TO
CONSIDER BOTH OUR U.S. GAAP FINANCIAL RESULTS AS WELL AS THE IMPACT ON THOSE
RESULTS OF FAIR VALUE ACCOUNTING AND THE TERMINATION OF CREDIT SWAPS. THEREFORE,
WE EVALUATE WHAT OUR ECONOMIC RESULTS WOULD HAVE BEEN IF WE EXCLUDED FROM
REVENUE THE AMOUNTS OF ANY UNREALIZED GAINS AND LOSSES ON OUR PORTFOLIO OF
CREDIT SWAPS SOLD, AND ANY REALIZED GAINS FROM TERMINATIONS OF CREDIT SWAPS SOLD
PRIOR TO MATURITY, ALTHOUGH WE AMORTIZE THOSE GAINS OVER THE REMAINING ORIGINAL
LIVES OF THE TERMINATED CONTRACTS, EXCEPT FOR CREDIT SWAPS PURCHASED AS
INVESTMENTS.



                                                                          FOR THE THREE MONTHS ENDED
                                              JUNE 30,    MARCH 31,  DECEMBER 31,  SEPTEMBER 30,  JUNE 30,   MARCH 31,  DECEMBER 31,
                                               2005         2005       2004           2004          2004       2004        2003
------------------------------------------------------------------------------------------------------------------------------------
                                                                         (UNAUDITED)

GAAP net income/(loss) applicable to
common shares                               $ (9,180)     $ (13,854)  $ 13,747      $ 18,026        $ 174     $ (8,262)   $ 14,825
Adjustments:
Less: Change in unrealized fair value
      of credit swaps sold (gain)/loss        14,258         19,940    (11,171)      (10,991)       5,278       14,927     (11,113)
Less: Realized gains from early
      termination of credit swaps sold          (470)          (119)      (173)       (3,251)        (936)      (1,173)     (3,224)
Add:  Amortization of realized gains from
      the early termination of credit
      swaps sold                               1,665          1,624      1,681         1,542        1,500        1,452       1,317

NET ECONOMIC RESULTS                          $6,273        $ 7,591    $ 4,084       $ 5,326      $ 6,016      $ 6,944     $ 1,805
